Exhibit 10.81

SALARY CONTINUATION AGREEMENT AMENDMENT

This Salary Continuation Agreement Amendment (the “Amendment”) is made effective as of March 1, 2008, and is entered into by and between Central Valley Community Bank (the “Bank”) and                                  (the “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.            The Parties entered into that certain Salary Continuation Agreement dated January 2, 2008 or March 1, 2007(the “Agreement”).

B.            The Parties wish to amend the Agreement, as provided herein, to comply with final Treasury regulations issued under Internal Revenue Code Section 409A (together with regulations and guidance promulgated thereunder, as amended from time to time, “Section 409A”) and to make certain permitted changes.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.             Specified Employee Requirements.  Section VII of the Agreement, entitled “Specified Employee Requirements,” is hereby deleted in its entirety and replaced with the following:

VII.         SPECIFIED EMPLOYEE REQUIREMENTS

A.            Six-Month Delay.  Notwithstanding anything to the contrary, if Executive is a Specified Employee (defined below) as of the date of Termination of Employment, payments under the Agreement upon Termination of Employment may not be made before the date that is six months after Termination of Employment (or, if earlier than the end of the six-month period, the date of death of the Executive).  Payments to which the Executive would otherwise be entitled during the first six months following Termination of Employment, but for this Six-Month Delay provision, shall be accumulated and paid on the first day of the seventh month following Termination of Employment.

B.            Specified Employee.  Executive shall be deemed to be a “Specified Employee” if, as of the date of Executive’s Termination of Employment, Executive is a Key Employee (defined below) of the Bank and the Bank has stock which is publicly traded on an established securities market or otherwise.

C.            Key Employee.  If Executive meets each of the requirements of Internal Revenue Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during a twelve month period ending on December 31 (the “Specified Employee Identification Date”), then Executive shall be treated as a Key Employee for the entire twelve month period beginning on the following April 1.  Such April 1 date shall be the “Specified Employee Effective Date” for purposes of Section 409A.

2.             Termination of Employment. The following provision is hereby added to Paragraph One of Section V of the Agreement, entitled “Termination of Employment and Disability.”  This provision shall be effective on January 1, 2009, and shall have no force or effect until such time.

Notwithstanding the foregoing, Executive’s employment shall be deemed to have terminated, and Executive shall have suffered an Employment Termination, when the Parties reasonably anticipate that Executive will have a permanent reduction in the level of bona fide services provided to the Bank, to a level of service that is less than fifty percent (50%) of the average level of bona fide services provided by Executive to the Bank in the immediately preceding thirty-six (36) month period.

3.             Change In Control.  Paragraph One of Section VI of the Agreement, entitled “Change In Control,” is hereby deleted in its entirety and replaced with the following paragraph.  Paragraph two of Section VI of the Agreement remains unchanged.

VI.           CHANGE IN CONTROL

Upon a Change In Control, the Bank shall pay the Executive a lump sum payment equal to the present value (calculated using the assumptions set forth in section IX(L), determined as of the date of payment) of one hundred percent (100%) of the benefit that the Executive would have received under Section III(A) had the Executive been employed by the Bank until December 31, 20    .  The lump sum payment shall be made on the first day of the month following the date of Change In Control.  Change In Control benefit projections are included in Exhibit A attached hereto.  The payment of a lump sum pursuant to this Section shall be in lieu of any other benefit under this Agreement.  Any benefit payable under this Section shall be subject to reduction or elimination as provided in Section XII.

4.             No Other Amendments or Changes. Except as expressly amended or modified by this Amendment, all of the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

[signatures immediately follow]

Executed effective as of the date first written above.

BANK:	EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK

By:
Name: Daniel Doyle
Title: President and Chief Executive Officer